UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2003

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-05270	11-1817252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Madison Avenue, New York, NY 10022		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 355-4141

Item 7. Financial Statements and Exhibits

(c) Exhibits.
Exhibit No.	Description of Document

99.1	Press Release of Registrant, dated February 10, 2003, announcing acquisition and net loss for the three months ended December 31, 2002.

Item 9. Regulation FD Disclosure.

On February 10, 2003, American Independence Corp. issued a press release announcing an acquisition and net loss for the three months ended December 31, 2002. The press release is furnished herewith as an exhibit and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN INDEPENDENCE CORP.
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	February 11, 2003

Exhibit 99.1

AMERICAN INDEPENDENCE CORP.                                                          CONTACT: DAVID T. KETTIG

485 MADISON AVENUE                                                                                                                                                      (212) 355-4141 Ext. 3047

NEW YORK, NEW YORK 10022                                                                                                                   www.americanindependencecorp.com

NASDAQ - AMIC (formerly SOFN)

NEWS RELEASE

AMERICAN INDEPENDENCE CORP. ANNOUNCES ACQUISITION AND

NET LOSS FOR THREE MONTHS ENDED DECEMBER 31, 2002

New York, New York, February 10, 2003. American Independence Corp. (NASDAQ: AMIC) today announced the expansion of its business through the acquisition of an employer medical stop-loss managing general underwriter and reported a net loss of $7.1 million ($0.28 per share basic and diluted) for the three month transition period ended December 31, 2002. The three month transition period is a result of AMIC changing its fiscal year end from September 30 to December 31. During the quarter ended December 31, 2002, AMIC substantially completed the process of converting itself from an internet services company to an insurance holding company.

Acquisition

AMIC and its wholly owned subsidiary, Independence American Insurance Company, acquired today, but effective as of January 1, 2003, an 80% interest in a managing general underwriter for $16 million cash. This MGU had a block of approximately $63 million of annualized employer medical stop-loss premium written through 3 carriers as of December 31, 2002, and recorded unaudited operating income (before taxes) of $3.6 million in 2002. There will be no changes in the management of the MGU as a result of the acquisition, and the current senior management will continue to own the remaining 20% interest of the MGU.

Operating Results

AMIC reported a net loss of $7.1 million ($0.28 per share basic and diluted) for the three months ended December 31, 2002. Included in the loss are a net loss on disposition of discontinued operations of $1.5 million ($0.06 per share basic and diluted) and a net loss of $5.6 million ($0.22 per share basic and diluted) from continuing operations. The loss from continuing operations relates to restructuring charges, provisions relating to proposed settlements and awards, an increase in the allowance for doubtful accounts and the write down of an equity investment. The Company also reported revenues of $2.7 million for the quarter ended December 31, 2002, primarily from its new insurance operations, which commenced November 14, 2002.

Chief Executive Officer's Comments

Roy Thung, Chief Executive Officer, commented, "The acquisition of an 80% interest in one of the largest employer medical stop-loss MGUs in the country marks the next step in fulfillment of our plan for the growth of AMIC. As a result of this acquisition, our stop-loss and managed care MGUs have a block of $115 million of annualized premiums as of December 31, 2002 written through several carriers. Also starting in 2003, our insurance company, Independence American, will begin to realize more fully the impact of reinsuring 15% of the entire block of stop-loss and managed care business produced by Standard Security Life and Madison National Life, which are wholly-owned subsidiaries of Independence Holding Company (NASDAQ: INHO), and will receive the total benefit of these treaties in 2004. Independence American has also begun writing business directly. The acquisition of this MGU, together with the insurance and reinsurance premiums being generated by Independence American, has truly transformed your Company into a significant presence in the stop-loss and managed care markets. As part of this transformation, your Company still has to close the books on some of its former operations. During the quarter ended December 31, 2002, we have taken restructuring charges, increased reserves and allowances with respect to discontinued operations and written down several assets relating to the old Internet operations. As a result of these charges, we are reporting a loss for the quarter from these prior operations. I am pleased to report that the insurance operations contributed an operating profit (before taxes and purchase accounting adjustments) of $0.4 million for the six week period ending December 31, 2002, and we look forward to a full year of income from our insurance operations and from our MGUs (including the newly acquired one) in 2003."

AMIC is a holding company engaged principally in the insurance and reinsurance business through Independence American Insurance Company and its employer medical stop-loss and managed care managing general underwriters.

Some of the statements included herein may be considered to be forward looking statements, which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in AMIC's filings with the Securities and Exchange Commission.

AMERICAN INDEPENDENCE CORP.

TRANSITION QUARTER REPORT

(In Thousands except Per Share Data)

	Three Months Ended
	December 31,
	2002	2001

Revenues:
Premiums earned	$1,636	$-
Investment income	292	598
MGU fee income	713	-
Other income	47	6

	$2,688	$604

Net Loss:
Loss from continuing operations	$(5,577)	$(1,262)
Loss from discontinued operations	-	(928)
Loss on disposition of discontinued operations	(1,475)	(590)

Net loss	$(7,052)	$(2,780)

Basic and Diluted Loss Per Common Share:
Loss from continuing operations	$(0.22)	$(0.05)
Loss from discontinued operations	-	(0.04)
Loss on disposition of discontinued operations	(0.06)	(0.02)

Net loss	$(0.28)	$(0.11)

Weighted average basic and diluted common shares	25,184	25,171